MEREDITH CORPORATION
FISCAL 2010 SECOND QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell

Good morning. I am Mike Lovell, director of investor relations at Meredith Corp. Before Chief Executive Officer Steve Lacy begins our discussion, I'll take care of a few housekeeping items.

In our remarks today, we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of certain of those risks and uncertainties can be found in our earnings release issued today and in certain of our SEC filings. The company undertakes no obligation to update any forward-looking statement.

We will refer to non-GAAP measures, which in combination with GAAP results provide additional analytic tools to understand our operations. Tables that reconcile non-GAAP measures to GAAP results are posted on Meredith's Web site, as well.

With that, Steve will begin the presentation.

Steve Lacy

Good morning. Today I'll start with some thoughts on the current business environment and trends we are experiencing, followed by a discussion of our strategic initiatives to improve our market position and grow revenues. Joe Ceryanec, our chief financial officer, will go into greater depth on our financials and provide an earnings outlook.

Following our prepared comments, we will be happy to answer any questions you may have. Joining us for the Q&A is Jack Griffin, our National Media Group president, and Paul Karpowicz, our Local Media Group president.

OVERVIEW

Let me start with a brief financial overview. Earnings per share were $0.42 in the second fiscal quarter, including a special charge of $0.07 related to the repositioning of our Special Interest Media business we announced earlier. Excluding special charges in both periods, earnings per share were $0.49, even with the prior year and slightly ahead of our previously stated expectations. Revenues were $337 million, compared to $361 million.

We recorded $14 million, or $0.19 per share, less in net political advertising revenues during the second quarter of fiscal 2010, a non-political year, compared to last year.

Looking broadly across our businesses, we are continuing to see improving trends in advertising. However, advertising revenues are still weak when compared to historic levels, and our visibility is increasingly limited. This of course makes forecasting future results more difficult.

I'd like to spend just a minute or two reviewing our Calendar 2009 advertising performance:

Our National Media Group delivered sequential quarterly improvement in advertising revenues - by far the best performance in our peer group and much better than the industry taken as a whole.

Five Meredith titles - Better Homes and Gardens, Family Circle, More, Fitness and Ladies' Home Journal - increased ad revenues, as measured by Publishers Information Bureau. That's a remarkable achievement when you consider just 14 titles among the more than 200 measured magazines across the industry had growth in Calendar 2009. Additionally, Family Circle and Better Homes and Gardens finished #1 and #2 in advertising pages in the highly competitive women's lifestyle category. Both titles were named to Advertising Age's A List of the nation's top magazines, while Fitness was named the most improved publication by Media Industry Newsletter.

Our Local Media Group also delivered sequential quarterly improvement in non-political advertising revenues, gaining market share in the process. We finished the calendar year particularly strong, delivering a 4 percent gain in non-political advertising revenues in the fourth calendar quarter.

Clearly, the performance improvement plan we formulated 18 months ago has helped us navigate what was a difficult calendar 2009 across the media industry.

The four key elements of that plan include:

Gaining market share in our national magazine and local television operations;
Increasing our already strong connection to American consumers;
Growing new streams of revenues, particularly those not dependent on traditional advertising; and
Exercising disciplined expense control and aggressive cash management.

I'll detail the progress we are making on these initiatives as we take a closer look at operating group performance in the second quarter and first six months of fiscal 2010, starting with the National Media Group.

NATIONAL MEDIA GROUP

During the second quarter, we continued to see National Media Group advertising revenues improve. While off 2 percent from a year ago, advertising revenue performance has improved in each of the last four quarters.

At the same time, National Media Group operating expenses declined 10 percent, driving a 25 percent increase in group operating profit in the second fiscal quarter, compared to the year-ago period.
Better Homes and Gardens grew advertising revenues by 7 percent. More and Fitness magazines also grew advertising revenues in the quarter.

Our share of overall magazine industry advertising revenues increased to 11.7 percent during the second quarter of fiscal 2010 from 9.4 percent in the prior year, according to the latest data from the Publishers Information Bureau. Additionally, our market share grew by about 2 points to 37.2 percent as measured against our 28-title competitive set.

The market shares gains we are delivering are being driven by several factors:

First, our branded editorial content focuses on the subjects that matter most to women. That emphasis is more important than ever as consumers look for sound, practical advice.

Second, our advertisers are seeking the most value for their advertising dollars. The reach and efficiency of our magazine portfolio, particularly among our largest brands, continues to work in our favor.

Third, we have a sales organization that can create and deliver multi-platform marketing campaigns that help our customers sell more products at retail. These programs now represent approximately 20 percent of our advertising revenues. During the second quarter:

*	Family Circle partnered with IKEA to launch an experiential cooking program featuring seminars taught by celebrity chefs.

*	Better Homes and Gardens' 2010 Best New Products Awards attracted more than 50 brands to participate.

*	More magazine signed Wells Fargo as the presenting sponsor for its three Re-Invention Conventions scheduled in 2010, and also won new advertising business from Cadillac, Lincoln and Ford.

Finally, during the quarter we were ranked No. 1 among all media companies by Advertiser Intelligence Reports in terms of advertiser perceptions. We were ahead of both our publishing peers as well as other media companies such as Google, ESPN and Disney.

Turning to circulation, total revenues rose slightly in the period. Profit and related margin increased during the quarter compared to the prior-year period. Our performance was assisted by efficiencies in our subscription operations.

Total readership across our magazines increased in the most recent report from Mediamark Research and Intelligence, and we gained market share at newsstand as well.

Average monthly unique visitors to Meredith's nationally branded Web sites increased more than 35 percent to more than 20 million, and page views per month averaged more than 260 million - both record levels. These gains were driven by the wide variety of editorial content we created for the holiday season and new social media capabilities. Visitors viewed more than 6 million videos during the quarter, four times the number seen a year-ago.

During the quarter, we announced our investment in a new venture with Time Inc., Conde Nast, Hearst and News Corp. to create open standards for a new digital storefront - allowing consumers to enjoy their favorite media content on portable digital devices. It will include a rich array of innovative advertising opportunities. We will derive revenue from content creation, and advertising along with sales of traditional print subscriptions as well.

At Meredith Integrated Marketing, we are seeing a strong pipeline of new business activity, and have been successful in turning some of these proposals into significant new business.

In December, Meredith Integrated Marketing won new business developing and managing Chrysler Group's customer relationship management initiatives in both the United States and Canada. The assignment covers the full vehicle ownership life-cycle, from welcome packages through off-lease marketing. It includes communicating with in-market and prospective customers via direct mail and e-mail marketing, along with social media initiatives as well.

In addition, Wells Fargo commissioned Meredith Integrated Marketing to complete an analysis of its digital space and help develop a customer relationship management program for the company.

Our Brand Licensing revenues grew 25 percent in the quarter, primarily as a result of our ongoing relationship with Walmart. The number of SKUs at Walmart tripled to 1,500 compared to the year-ago period. During the quarter, we announced a new bedding program called Seasonal Harvest, a line of custom paint, and new holiday decor items.

To summarize the National Media Group discussion, while the advertising environment remains challenging, we are encouraged by the market-share gains and improving quarter-over-quarter revenue trends. Our consumer connection is strong; we continue to develop businesses that are not dependent on advertising; and are prudently managing our expenses.

LOCAL MEDIA GROUP

Now turning to our Local Media Group, as I mentioned a few moments ago, fiscal 2010 second quarter non-political advertising revenues grew 4 percent. Stations in nine of our 10 television markets posted growth in non-political advertising revenues. The Local Media Group also outperformed the industry as a whole by approximately 3 percentage points in non-political advertising revenues during the quarter, according to the most recently available data from the Television Bureau of Advertising.

These gains were aided by stronger ratings posted by many of our television stations during the November sweeps period.

Our CBS affiliate in Atlanta made significant ratings gains in all key newscasts. We more than doubled our ratings in morning news, and late news grew nearly 30 percent.
Our stations in Hartford, Nashville and Las Vegas captured a larger share of morning news viewers, with Hartford and Portland maintained their #1 positions.
In the evening and late news periods, where advertising rates are the highest, we grew viewership and ratings in Kansas City, Las Vegas and Phoenix.
Hartford maintained its No. 1 position across all its newscasts.

Looking at new revenue streams, retransmission fees nearly doubled in the second quarter and we expect retransmission fees will be more than $20 million in fiscal 2010.

Meredith Video Studios posted strong revenue growth in the quarter. The gains were driven primarily by growth in custom video projects for corporate clients, as well as continued expansion of the daily Better television show. Better is now in 55 markets and reaches more than 45 percent of U.S. households. During the quarter, Meredith Video Studios formed distribution agreements with YouTube/Google, Sprint TV, Grab Networks and others that will include carriage of our branded video content across more than 150,000 Web sites.

To summarize our Local Media Group discussion, the television industry has been experiencing one of the most difficult advertising environments in its history. But, we are driving improved non-political advertising revenue performance and continue to believe that television is the most powerful and efficient way for advertisers to reach the American consumer. Additionally, we are encouraged by our ability to grow new revenue streams including retransmission fees and video content creation.

Now, I'll turn the discussion over to Chief Financial Officer Joe Ceryanec.

FINANCIAL UPDATE (JOE CERYANEC)

Thanks Steve.

As Steve noted, earnings per share were $0.42 in the second quarter, including the special charge of $0.07 per share, thus $0.49 without the special charge.

During the fiscal second quarter, we recorded a special charge of approximately $5 million, or $3 million after tax. The charge includes the cost of repositioning our Special Interest Media business. Additional information on the special charge is available in Tables 1-4 in today's earnings release and in our press release dated January 14, 2010.

As we have discussed, key elements of our performance improvement plan focus on operating efficiencies, managing cash and aggressively reducing our debt.

Company-wide operating expenses declined 8 percent in the second quarter of fiscal 2010. They were down 10 percent in our National Media Group, and down 6 percent in our Local Media Group (down 2 percent without last year's charge.)

Corporate unallocated expenses rose approximately $2 million, as we expected, due primarily to higher retirement plan costs and third party consulting fees. As we mentioned during our last conference call, we have engaged consultants to help us be more efficient in the areas of: (1) creating and distributing our branded content; (2) sourcing the materials we purchase; (3) providing support functions across the organization, particularly in the IT area; and (4) managing employee benefits. Our repositioning of the Special Interest Media operation is one example of a deliverable from this initiative.

We generated approximately $76 million in cash flow from operations during the first six months of fiscal 2010, and we have reduced debt by $30 million so far in fiscal 2010. Our total debt was $350 million at the end of the second quarter, and our debt-to-EBITDA ratio was 1.7 to 1 - well under covenants and appropriately conservative.

We had $175 million of debt flip from long-term to current from our prior year end due to a $75 million term payment due July 1, 2010 and $100 million outstanding on our revolver which expires in October 2010. We are in the early stages of working with our bank group to renew the revolver.

We continue to strengthen our balance sheet, and are well-positioned to weather the continued softness in advertising. We are also poised to capitalize on opportunities as they arise.

OUTLOOK

Now turning to our outlook. Looking at the third quarter of fiscal 2010, with two of three magazine issues closed in the National Media Group, we are expecting advertising revenues to be flat to up slightly. Local Media Group non-political advertising pacings, which are a snapshot in time and change frequently, are currently up in the mid teens.

We currently expect fiscal 2010 third quarter earnings per share to range from $0.55 to $0.60.

Looking to the remainder of fiscal 2010, with limited visibility into customers' budgets, we currently expect full year earnings per share to range from $1.90 to $2.05, excluding the special items reported in the first half of fiscal 2010.

A number of uncertainties remain that may affect our outlook for the third fiscal quarter and full year of 2010. These are referenced in our Safe Harbor statement in today's press release and in certain SEC filings.

And now I'll turn it back to Steve for closing comments.

CONCLUSION

Calendar 2009 was a difficult one for the media industry. However, taking a longer-term view, the alarmist chatter can sometimes obscure the entire story.

Without a doubt, the media industry was - and remains - in need of consolidation. Simply, the numbers of outlets continues to exceed both consumer and marketer demand. Thus, the weaker channels are falling by the wayside, and they will continue to do so.

But this is hardly a death knell for all traditional media. Rather, it's an opportunity for the stronger players to re-energize and gain share. Additionally, companies with a sound strategic vision, such as Meredith, continue to work diligently to expand beyond traditional advertising and develop new sources of revenues. In our case, it's through expansion of our integrated marketing, digital, video, licensing and mobile initiatives.

Throughout today's discussion, I pointed out examples where Meredith is:

Exceeding industry metrics in our core businesses;
Repositioning those businesses to meet market demand;
Strengthening our consumer connection across channels;
Growing new sources of revenues; and
Efficiently utilizing capital.

We call it our Performance Improvement Plan - but it is obviously much more than that. We believe it is a blueprint for success in a changing media and marketing landscape.

As we enter calendar 2010, we will look for ways to refine and expand these strategies. I am extremely confident that Meredith is emerging in a stronger competitive position, and we are well-positioned to build shareholder value over time.

Now, we'd be happy to answer any questions you might have.